SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

BY AND AMONG

INDEPENDENCE REALTY TRUST, INC.,

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

AND

INDEPENDENCE REALTY ADVISORS, LLC

SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), dated as of May 7, 2013, is entered into by and among Independence Realty Trust, Inc., a Maryland corporation (the “Company”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and Independence Realty Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH

WHEREAS, the Company is a Maryland corporation created in accordance with Maryland General Corporation Law and has elected to qualify as a REIT for U.S. federal income tax purposes;

WHEREAS, the Company is the general partner of the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and its Affiliates and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of the Company, all as provided herein;

WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and conditions hereinafter set forth; and

WHEREAS, the parties entered into that certain Amended and Restated Advisory Agreement dated April 7, 2011 and now desire to amend and restate such agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below:

“Advisor” means Independence Realty Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company and the Operating Partnership, or any Person to which Independence Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the foregoing, a Person hired or retained by Independence Realty Advisors, LLC to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Independence Realty Advisors, LLC with respect to the Company or the Operating Partnership as a whole shall not be deemed to be an Advisor.

“Advisor Change of Control” means the sale, lease, transfer or other disposition, in one or a series of related transactions, of interests in the Advisor which will transfer to any Person other than an Affiliate of RAIT the power to direct or control the Advisor; provided, however, that Advisor Change of Control shall not include (i) any public offering of the equity interests of the Advisor, or (ii) any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Articles of Incorporation” means the Sixth Articles of Amendment and Restatement of the Company, as hereafter amended from time to time.

“Average Gross Real Estate Assets” means the average of the aggregate book value of the Company’s Real Estate Assets before reserves for depreciation or other non-cash reserves, computed by taking the average of such book values at the end of each month during the quarter for which any fee under this Agreement is calculated.

“Base Management Fee” means a quarterly fee payable to the Advisor equal to 0.1875% of Average Gross Real Estate Assets as of last day of such quarter, determined in accordance with Section 9(a).

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bylaws” means the bylaws of the Company, as amended and as the same are in effect from time to time.

“Cause” means (x) conviction of a felony, fraud, willful misconduct or illegal or negligent breach of fiduciary duty by the Advisor or a breach of this Agreement by the Advisor; or (y) if any of the following events occur: (i) the Advisor shall violate any material provision of this Agreement, and after written notice of such violation, shall not cure such default within thirty (30) days or have begun action within thirty (30) days to cure the default which shall be completed with reasonable diligence, (ii) the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days, (iii) the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due, (iv) the Advisor is unable to perform its obligations under this Agreement or (v) there is a dissolution of the Advisor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as enacted and in force on the date hereof, whether or not the Company is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof), other than RAIT Financial Trust or its affiliates, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing 9.8% or more of the combined voting power of the Company’s securities then outstanding; (ii) there occurs a merger, consolidation or other reorganization of the Company which is not approved by the Board of Directors; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, which disposition is not approved by the Board of Directors; or (iv) there occurs a contested proxy solicitation of the Stockholders that results in the contesting party electing candidates to a majority of the Board of Directors’ positions next up for election.

“Director” means a member of the Board of Directors.

“Effective Date” means May 7, 2013.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means accounting principles generally accepted in the United States.

“Good Reason” means (x) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform obligations under this Agreement; or (y) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

“Incentive Fee” means a quarterly fee payable to the Advisor calculated as follows:

(i)	no incentive fee in any calendar quarter in which the Company’s pre-incentive fee Core FFO does not exceed 1.75% of the cumulative gross proceeds from issuance of the Company’s equity securities the Company has obtained as of the end of such quarter;

(ii)	20% of the amount of the Company’s pre-incentive fee Core FFO that exceeds 1.75% of the cumulative gross proceeds from issuance of the Company’s equity securities the Company has obtained as of the end of any calendar quarter.

For the purposes of determining the Incentive Fee, “Core FFO” means funds from operations as such term is from time to time defined by The National Association of Real Estate Investment Trusts, adjusted for items that do not reflect ongoing property operations, such as acquisition expenses, expensed costs related to the issuance of equity securities of the Company and equity-based compensation expenses, but including any realized gains or losses on the Company’s Real Estate Assets.

“Indemnitee” has the meaning set forth in Section 21.

“Independent Director” has the meaning set forth in the Articles of Incorporation.

“Investment Guidelines” means the investment guidelines and other investment parameters for Investments, financing activities and other operations established from time to time by the Board.

“Investments” means any investments by the Company or the Operating Partnership in Real Estate Assets or any other asset.

“Joint Ventures” means any joint venture or partnership arrangements (other than between the Company and the Operating Partnership) in which the Company or the Operating Partnership or any of their subsidiaries is a co-venturer or general partner which are established to own Investments.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“NYSE” means the New York Stock Exchange.

“Offering” means any public offering of equity securities of the Company registered with the SEC that is consummated subsequent to the date of this Agreement, excluding Shares offered under any employee benefit plan of the Company.

“Offering Expenses” means any and all expenses (other than underwriters’ discounts) paid or to be paid by the Company in connection with an Offering, including, without limitation, the Company’s legal, accounting, printing, mailing and filing fees and other documented offering expenses.

“Operating Expenses” means all out-of-pocket expenses of the Advisor in performing services for the Company, excluding salaries and other compensation of the Advisor’s personnel, but including legal, accounting, financial, due diligence and other services that outside professionals or outside consultants would otherwise perform. Operating Expenses also include the Company’s pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Advisor required for the Company’s operations.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, among the Company, the Operating Partnership and RAIT NTR Holdings, LLC, a Delaware limited liability company, as amended from time to time.

“OP Units” means units of limited partnership interest in the Operating Partnership.

“Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

“RAIT Change of Control” means any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction or series of related transactions in which (A) any Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons, other than Affiliates of RAIT, directly or indirectly acquires actual ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of RAIT, or (B) RAIT issues securities representing more than 50% of the outstanding securities of any class of voting securities of RAIT to any Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons which is not an Affiliate of RAIT; provided, however, that RAIT Change of Control shall not include any public offering of the capital stock or other voting securities of RAIT.

“Real Estate Assets” means any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly, through a direct or indirect subsidiary of the Company or the Operating Partnership or through a Joint Venture.

“Real Property” means real property owned from time to time by the Company or the Operating Partnership, either directly, through a direct or indirect subsidiary of the Company or the Operating Partnership or through a Joint Venture, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board or the Advisor designate as Real Property to the extent such investments could be classified as Real Property.

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Sale” means any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, and including any event with respect to any Real Estate Assets which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Real Estate Assets or portion thereof, including any event with respect to any Real Estate Assets which gives rise to insurance claims or condemnation awards; or (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (A) through (D) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of the Company’s common stock, par value $0.01 per share.

“RAIT” means RAIT Financial Trust, a Maryland real estate investment trust.

“Stockholders” means the registered holders of the Shares.

“Termination Date” means the date of termination of this Agreement.

“Termination Fee” means an amount equal to four times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee, in each case calculated based upon the applicable fee earned by the Advisor during eight full calendar quarters immediately preceding the Termination Date.

2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor to perform the services set forth herein on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. DUTIES OF THE ADVISOR. The Advisor, in its capacity as manager of the assets and the day-to-day operations of the Company and the Operating Partnership, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Advisor hereby. The Advisor will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

(a) serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(b) provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and the Operating Partnership;

(c) investigate, select, and, on behalf of the Company and the Operating Partnership, engage and conduct business with and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

(d) consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(e) subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) negotiate the terms of and arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) negotiate and enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio; (viii) select Joint Venture partners, structure and negotiate corresponding agreements and oversee and monitor these relationships; (ix) engage, oversee, supervise and evaluate Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (x) engage, oversee, supervise and evaluate Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company; and (xii) recommend various liquidity events to the Board when appropriate;

(f) upon request, but no less than quarterly, provide the Board with periodic reports regarding prospective investments;

(g) negotiate the terms of and make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(h) negotiate on behalf of the Company and the Operating Partnership with banks or other lenders for Loans to be made to the Company and the Operating Partnership, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a manner so that the Advisor shall be acting as broker-dealer or underwriter; provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(i) at least quarterly, and at any other time reasonably requested by the Board, obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(j) at least quarterly, and at any other time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement (including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates), the composition and characteristics of the Company’s portfolio, and compliance with the Company’s Investment Guidelines and other policies approved from time to time by the Board;

(k) provide the Company and the Operating Partnership with all necessary cash management services;

(l) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(m) notify the Board of all proposed transactions outside of the Advisor’s delegated authority before they are completed;

(n) negotiate and effect any private placement of OP Units, tenancy-in-common (TIC) or other interests in Investments as may be approved by the Board;

(o) perform investor-relations and Stockholder communications functions for the Company;

(p) render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein;

(q) maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the Securities and Exchange Commission, the Internal Revenue Service and other regulatory agencies;

(r) do all things necessary to assure its ability to render the services described in this Agreement;

(s) counsel the Company and the Operating Partnership regarding the maintenance of the Company’s qualification as a REIT and monitor the Company’s compliance with the various REIT qualification requirements and other rules set forth in the Code and any applicable treasury regulations promulgated under the Code, as amended from time to time, and use its commercially reasonable efforts to cause the Company to maintain its qualification as a REIT for U.S. federal income tax purposes;

(t) counsel the Company and the Operating Partnership regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act of 1940, as amended, and monitor compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(u) assist the Company and the Operating Partnership in qualifying to do business in all applicable jurisdictions in which the Company, the Operating Partnership or their subsidiaries to business, and ensure that the Company, the Operating Partnership and their respective subsidiaries obtain and maintain all applicable licenses;

(v) assist the Company and the Operating Partnership in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or the NYSE;

(w) if requested by the Company, provide, or cause another qualified third party to provide, such internal audit, compliance and control services as may be required for the Company, the Operating Partnership and their subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Shares are listed, and as otherwise requested by the Board;

(x) handle and resolve on behalf of the Company and the Operating Partnership (including their respective subsidiaries) all claims, disputes or controversies, including all litigation, arbitration, settlement or other proceedings or negotiations, in which the Company, the Operating Partnership or their respective subsidiaries may be involved or to which they may become subject, subject to such limitations or parameters as may be imposed from time to time by the Board; and

(y) use commercially reasonable efforts to cause the Company, the Operating Partnership and their respective subsidiaries to comply with all applicable laws.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or its Affiliate remains responsible for the performance of the duties set forth in this Section 3; provided, however, that the delegation by the Advisor of any of the foregoing duties to another Person shall not result in an increased Base Management Fee or additional expenses payable hereunder.

4. AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 8), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b) Notwithstanding anything herein to the contrary, the Advisor shall obtain the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be, in connection with (i) any Investment for which the portion of the consideration paid out of the Company’s Equity (defined below) equals or exceeds $25,000,000, or (ii) any investment that is inconsistent with the Company’s publicly disclosed Investment Guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the Board from time to time. “Equity” means the Company’s cash on hand, exclusive of the proceeds of any debt financing incurred or to be incurred in connection with the relevant Investment.

(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company, the Operating Partnership and each of their respective subsidiaries hereby constitutes, appoints and authorizes the Advisor as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into agreements, instruments and authorizations on their behalf, on such terms and conditions as the Advisor, acting in its sole and absolute discretion, deems necessary or appropriate (subject to any limitations imposed by the Board). This power of attorney is deemed to be coupled with an interest.

(e) The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5. NO PARTNERSHIP OR JOINT VENTURE. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

6. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or the Operating Partnership or in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall upon request render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

7. RECORDS; ACCESS; CONFIDENTIALITY. The Advisor shall maintain appropriate books of accounts and records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership. The Advisor shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board, (ii) to legal counsel, accountants or other professional advisors or consultants engaged by the Company, (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business, (iv) to governmental officials having jurisdiction over the Company and the Operating Partnership (including their respective subsidiaries), (v) in connection with any governmental or regulatory filings of the Company, the Operating Partnership or of their subsidiaries, or disclosure or presentations to Company investors, (vi) as required by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party, or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Advisor not resulting from Advisor’s violation of this Section 7. The confidentiality provisions of this Section 7 shall survive for a period of one year after the expiration or earlier termination of this Agreement.

8. LIMITATIONS ON ACTIVITIES. Notwithstanding anything herein to the contrary, the Advisor shall refrain from taking any action which, in its sole judgment, or in the sole judgment of the Board, made in good faith, would (a) adversely affect the maintenance of the Company’s qualification as a REIT under the Code, unless the Board has determined that the maintenance of the Company’s REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) be contrary to or inconsistent with the Company’s Investment Guidelines or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

9. COMPENSATION.

(a) During the term hereof, as the same may be extended from time to time, the Company shall pay the Advisor the Base Management Fee, quarterly in arrears (with the Base Management Fee for any partial quarter being apportioned based upon the number of days in the quarter for which the Base Management Fee is being paid, and the Average Gross Real Estate Assets being based upon the book values of the Real Estate Assets at the end of each month within the partial period). The Advisor shall compute each installment of the Base Management Fee within fifteen (15) business days after the end of the quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is twenty (20) business days after the end of the quarter with respect to which such installment is payable. The Base Management Fee shall be paid in cash unless the Advisor elects, in its sole discretion, to receive all or a portion of the Base Management Fee in Shares; provided, that (i) such election to receive all or a portion of the fee in Shares shall be made by notice to the Board (the “Election Notice”) at the time the Advisor delivers to the Board the computation of the Base Management Fee for such fiscal quarter and (ii) the Advisor’s ability receive Shares in payment of all or a portion of the Base Management Fee shall be subject to Section 9(c). To the extent that the Advisor elects to receive Shares in payment of all or a portion of the Base Management Fee for any particular fiscal quarter, the number of Shares payable to the Advisor for such fiscal quarter shall equal (i) the dollar amount of the portion of the quarterly installment of the Base Management Fee payable in Shares (as set forth in the Election Notice) divided by (ii) the volume weighted average closing price per Share for the ten trading days prior to the end of the quarter for which the Base Management Fee will be paid. The Base Management Fee shall be payable independent of the performance of the Company, the Operating Partnership or the Investments.

(b) In addition to the Base Management Fee otherwise payable hereunder, the Company shall pay the Advisor a quarterly Incentive Fee. The Incentive Fee calculation and payment shall be made for each fiscal quarter in arrears. The Advisor shall compute each installment of the Incentive Fee within 30 days after the end of each quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter promptly be delivered to the Board of Directors and payment of such Incentive Fee, or such other amount as may be determined pursuant to the last sentence of this Section 9(b), shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations. The amount of Incentive Fee may be increased or decreased, if the Advisor agrees and if a majority of the Independent Directors determines in the exercise of reasonable discretion that the amount so calculated is not equitable based upon facts and circumstances that may include, without limitation, dividend payments, market conditions, managerial performance or other factors. The Incentive Fee shall be paid in cash unless the Advisor elects, in its sole discretion, to receive all or a portion of the Incentive Fee in Shares; provided, that (i) the Advisor delivers an Election Notice to the Board at the time the Advisor delivers to the Board the computation of the Incentive Fee for such fiscal quarter and (ii) the Advisor’s ability receive Shares in payment of all or a portion of the Incentive Fee shall be subject to Section 9(c). To the extent that the Advisor elects to receive Shares in payment of all or a portion of the Incentive Fee for any particular fiscal quarter, the number of Shares payable to the Advisor for such fiscal quarter shall equal (i) the dollar amount of the portion of the quarterly installment of the Base Management Fee payable in Shares (as set forth in the Election Notice) divided by (ii) the volume weighted average closing price per Share for the ten trading days prior to the end of the quarter for which the Incentive Fee will be paid.

(c) The Advisor’s ability to receive Shares in payment of all or a portion of the Base Management Fee, Incentive Fee or Termination Fee due to the Advisor under this Agreement shall be subject to the following: (i) the ownership of such Shares by the Advisor shall not violate the limit on ownership of Shares set forth in the Articles of Incorporation, after giving effect to any exception from such limit that the Board may grant to the Advisor or its Affiliates; and (ii) the Company’s issuance of such Shares to the Advisor shall comply with all applicable restrictions under the U.S. federal securities laws and the rules of the NYSE.

(d) As a component of the Advisor’s compensation, the Company may issue to personnel of the Advisor equity-based compensation under the Company’s equity compensation plan or plans.

10. EXPENSES.

(a) In addition to the compensation paid to the Advisor pursuant to Section 9, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the documented Operating Expenses and Offering Expenses (together, “Expenses”) paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement. Any Expenses payable by the Company or reimbursable to the Advisor pursuant to this Agreement shall not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

(b) The Advisor shall prepare a statement documenting all Expenses incurred during each month, and shall deliver such statement to the Company within 15 days after the end of each month. Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no later than the 15th business day immediately following the date of delivery of such statement of Expenses to the Company.

11. OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. OTHER ACTIVITIES OF THE ADVISOR. Except as set forth in this Section 12, nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the RAIT or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. Before the Advisor of its Affiliates may take advantage of an investment opportunity for its own account or recommend it to others, the Advisor is obligated to present such opportunity to the Company if (a) such opportunity is a fee simple interest in a multifamily property and compatible with the Company’s investment objectives and policies, (b) such opportunity is of a character which could be taken by the Company, and (c) the Company has financial resources to take advantage of such opportunity. In the event that an investment opportunity becomes available that is suitable for both the Company and a public or private entity with which the Advisor or its Affiliate is affiliated for which both entities have sufficient uninvested funds, and the requirements of the preceding sentence have been satisfied, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. If the Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, the Advisor shall inform the Board of the method to be applied by the Advisor in allocating investment opportunities among the Company and competing investment entities and shall provide annual updates to the Board of the investment opportunities provided by the Advisor to competing programs in order for the Board (including the Independent Directors) to fulfill its duty to ensure that the Advisor and its Affiliates use their best efforts to apply such method fairly to the Company.

13. TERM AND TERMINATION.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until May 7, 2017 (the “Initial Term”) and shall be automatically renewed for a one-year term on that date and each anniversary date thereafter (a “Renewal Term”) unless the Independent Directors or the holders of at least a majority of the outstanding Shares determine not to renew this Agreement. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Advisor prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Advisor shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(b) This Agreement may be terminated before the end of the Initial Term or any Renewal Term (i) by the Independent Directors or the holders of at least a majority of the outstanding Shares for Cause, (ii) if there is a RAIT Change of Control or an Advisor Change of Control and the Independent Directors reasonably determine that such RAIT Change of Control or Advisor Change of Control, as the case may be, is materially detrimental to the Company and its subsidiaries or (iii) by the Advisor for Good Reason or upon a Company Change of Control. If this Agreement is terminated pursuant to this Section 13(b), the terminating party shall delivery a Termination Notice not less than 180 days prior to the date specified for termination.

(c) If this Agreement is terminated in accordance with the provisions of Section 13(a) or Section 13(b)(iii), the Company shall pay to the Advisor, on the date on which such termination is effective, the Termination Fee. The Termination Fee shall be paid in cash; however, at the Advisor’s sole election, the Termination Fee may be paid wholly or partially in Shares, valued at the volume weighted average closing price per Share for the ten trading days prior to the Termination Date; provided, however, that the Advisor’s ability receive Shares in payment of all or a portion of the Termination Fee shall be subject to Section 9(c). The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(d) No later than 180 days prior to the expiration of the Initial Term or any Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon expiration of the then current term.

14. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Independent Directors. The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

15. PAYMENTS AND DUTIES UPON TERMINATION.

(a) Amounts Owed. After the Termination Date, the Advisor shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days after the effective date of such termination all amounts then accrued and owing to the Advisor other than the Termination Fee.

(b) Advisor’s Duties. The Advisor shall promptly upon termination of this Agreement:

(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv) cooperate with the Company and the Operating Partnership to provide an orderly management transition.

16. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers and directors, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of New York.

17. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company, the Operating Partnership and their Affiliates, including their officers and directors, from all liability, claims, damages or losses and related expenses including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

18. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:

Independence Realty Trust, Inc.

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: President

with a copy to:

Ledgewood

1900 Market Street

Philadelphia, PA 19103

Attention: J. Baur Whittlesey, Esq.

To the Operating Partnership:

Independence Realty Operating Partnership, LP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: President, Independence Realty Trust, Inc.

with a copy to:

Ledgewood

1900 Market Street

Philadelphia, PA 19103

Attention: J. Baur Whittlesey, Esq.

To the Advisor:	Independence Realty Advisors, LLC Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104

Attention: President with a copy to: Ledgewood 1900 Market Street Philadelphia, PA 19103 Attention: J. Baur Whittlesey, Esq.

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 22.

19. MODIFICATION. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

20. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

22. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

23. NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

24. PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

25. HEADINGS. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

26. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ James J. Sebra
James J. Sebra
Chief Financial Officer and Treasurer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By:	Independence Realty Trust, Inc., its General Partner

By:	/s/ James J. Sebra
James J. Sebra
Chief Financial Officer and Treasurer

INDEPENDENCE REALTY ADVISORS, LLC

By:	/s/ Raphael Licht
Raphael Licht
Manager

[Signature Page to Second Amended and Restated Advisory Agreement]